Exhibit 99.2

Participants

CORPORATE PARTICIPANTS

Pablo E. Paez Executive Vice President-Corporate Relations, The GEO Group, Inc.	Shayn P. March Acting Chief Financial Officer, The GEO Group, Inc.

George Christopher Zoley Executive Chairman, The GEO Group, Inc.	James H. Black Senior Vice President & President-Secure Services, The GEO Group, Inc.

Brian Robert Evans Chief Executive Officer, The GEO Group, Inc.	Wayne H. Calabrese President & Chief Operating Officer, The GEO Group, Inc.

OTHER PARTICIPANTS

Joe Gomes Analyst, Noble Capital Markets, Inc.	Greg Gibas Analyst, Northland Securities, Inc.

Brian Violino Analyst, Wedbush Securities, Inc.	Kirk Ludtke Analyst, Imperial Capital LLC

Brendan McCarthy Analyst, Sidoti & Co. LLC

Management Discussion Section

Operator

Good day and welcome to the GEO Group First Quarter 2024 Earnings Conference Call. All participants will be in a listen-only mode. [Operator Instructions] . After today’s presentation, there will be an opportunity to ask questions. [Operator Instructions] . Please note, this event is being recorded.

I would now like to turn the conference over to Pablo Paez, Executive Vice President of Corporate Relations. Please go ahead.

Pablo E. Paez

Executive Vice President-Corporate Relations, The GEO Group, Inc.

Thank you, operator. Good morning, everyone, and thank you for joining us for today’s discussion of the GEO Group’s first quarter 2024 earnings results. With us today are George Zoley, Executive Chairman of the Board, Brian Evans, Chief Executive Officer; Wayne Calabrese, President and Chief Operating Officer; Shayn March, Acting Chief Financial Officer; and James Black, President of GEO Secure Services.

This morning, we will discuss our first quarter results as well as our outlook. We will conclude the call with a question-and-answer session. This conference call is also being webcast live on our investor website at investors.geogroup.com.

Today, we will discuss non-GAAP basis information. A reconciliation from non-GAAP basis information to GAAP basis results is included in the press release and supplemental disclosure we issued this morning. Additionally, much of the information we will discuss today, including the answers we give in response to your questions, may include forward-looking statements, regarding our beliefs and current expectations with respect to various matters. These forward-looking statements are intended to fall within the Safe Harbor provisions of the securities laws. Our actual results may differ materially from those in the forward-looking statements as a result of various factors contained in our Securities and Exchange Commission filings, including the Form 10-K, 10-Q and 8-K reports.

With that, please allow me to turn this call over to our Executive Chairman, George Zoley. George?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Thank you, Pablo, and good morning to everyone. Thank you for joining us on our first quarter 2024 earnings call. I’m pleased to be joined today by our senior management team. During today’s call, we will review the first quarter financial results and the operational milestones for each of our business segments. Provide an update on our recent refinancing transactions and our continued efforts that enhance long-term value for our shareholders and discuss our financial guidance and outlook for the balance of the year.

During the first quarter, our diversified business units continued to deliver strong operational and financial performance. This morning, we reported first quarter revenues of approximately $606 million and GAAP net income of approximately $23 million. We also reported first quarter adjusted EBITDA of approximately $118 million.

Looking at our key quarterly trends, revenues for our Owned and Leased Secure facilities increased by approximately 7% from a year ago. This increase was driven primarily by year-over-year population increases across our ICE facilities. Utilization in our ICE facilities averaged approximately 13,000 beds during the first quarter of 2024. We estimate that during the same timeframe, the utilization across all ICE facilities nationwide averaged approximately 38,500 beds. We estimate that the utilization across ICE facilities nationwide is currently at approximately 37,000 beds and that the current utilization at GEO’s ICE facilities remains at approximately 13,000 beds.

With respect to federal funding, the Appropriations Bill for fiscal year 2024, which recently was enacted by Congress, increased funding for ICE detention to 41,500 beds from the previously funded level of 34,000 beds.

Moving to our Managed Only segment, compared to one year ago, our quarterly revenues increased by approximately 14%. The year-over-year increase in managed only revenues was driven by new contract activations in our secured transportation and international businesses. In the third quarter of 2023, our GTI transportation division activated a new contract to provide air operations support for ICE. This contract was first activated on an emergency basis, and more recently we announced a new long-term, five-year contract for GTI to continue to deliver these services as a subcontractor to CSI Aviation, which holds the prime contract with ICE. Internationally, our GEO Australia subsidiary activated a new contract in July of 2023 to deliver primary healthcare services across 13 public prisons in the State of Victoria.

Moving to our GEO Reentry Services division, we renewed three residential reentry center contracts with the Federal Bureau of Prisons, during the first quarter of 2024, and the quarterly revenues for our Non-Residential Reentry Services segment increased by approximately 19% from a year ago. With respect to the federal government’s Intensive Supervision Appearance Program or ISAP, participant counts averaged approximately 188,000 individuals during the first quarter of 2024, compared to an average ISAP participant count of approximately 192,000 during the fourth quarter of 2023.

Since the end of the first quarter, the ISAP participant count has fluctuated between approximately 184,000 and 185,000 individuals. With respect to federal funding, the appropriation bills for fiscal year 2024, which was recently enacted by Congress, increased funding for alternatives to detention programs to approximately $470 million, an increase of approximately 7% over the previously funded level of approximately $440 million.

While we would expect utilization rates for detention beds and the alternative detention programs to potentially increase in the second half of the year, consistent with seasonal increases in border crossing activity, the timing and impact of such increases are difficult to estimate. Additionally, policy and budgetary decisions that can often impact the utilization of ICE detention beds and the alternatives to detention programs like ISAP are outside of GEO’s control as a service provider to the federal government. For these reasons, we have decided to maintain our full year 2024 adjusted EBITDA guidance. We remain focused on providing high quality services on behalf of DHS and ICE, and we stand ready to provide any needed services and resources to help the federal government and all of our government agency partners meet their needs.

Finally, we are pleased to have recently completed the refinancing of substantially all of our debt. These important refinancing transactions have pushed our debt maturities, reduced our overall cost of debt and have given us greater flexibility for potential capital returns under our debt covenants.

I will now turn the call over to our CEO, Brian Evans.

Brian Robert Evans

Chief Executive Officer, The GEO Group, Inc.

Thank you, George. Good morning, everyone. Our continued and steady financial performance continues to be underpinned by the strength of our diversified services platform. As we have demonstrated over the last several years, the diversification of our company has allowed us to deliver steady operational and financial results. As we have expressed to you in the past, the government policy and budgetary decisions that can impact the utilization of our diversified services are outside of our company’s control as a service provider to agencies [ph] at all levels of government. Therefore, our focus has always been on delivering high quality services and innovative solutions to meet the needs of our government agency partners, with an unwavering commitment to operational excellence across all our service lines.

At the board and management level, we have focused our growth and investment strategy on developing a service platform that we believe is unmatched in terms of diversification and scope in our industry. We have done so by carefully allocating capital for more than 20 years, investing in company-owned facilities, and pursuing strategic acquisitions of businesses and assets. We believe this strategy has allowed us to develop leading market positions across the spectrum of services in our industry, giving us the ability to effectively respond to the needs of our government agency partners as policy priorities evolve over time.

Specifically, as it relates to US Immigration and Customs Enforcement, we have a longstanding public private partnership with the federal government dating back to the mid 1980s. We currently have 17 company-owned facilities under contract with ICE, providing needed bed space and support services across the United States. Our BI subsidiary has provided electronic monitoring and case management services on behalf of ICE under the ISAP contract for over 20 years. Over this timeframe, BI has built what we believe is an unparalleled platform of technology solutions in case management services, successfully achieving high levels of compliance under the program with bipartisan support.

Given our unparalleled diversified services platform and our longstanding public private partnership with ICE, we believe GEO is uniquely positioned to continue to support the agency, with the spectrum of support services and solutions, including additional bed capacity, secure transportation, electronic monitoring technology and case management services.

While we expect the utilization of ICE detention beds and alternative detention programs to potentially increase in the second half of this year, consistent with seasonal increases in border crossing activity, it remains difficult to estimate the exact timing impact of these potential trends. We remain focused on the daily delivery of high quality services on behalf of ICE and all our government agency partners, and we stand ready to support their potential future needs. We are focused on marketing our currently idle secure services facilities, which total approximately 10,000 beds to local, state, and federal agencies for reactivation, either under a traditional secure services contract or a lease arrangement. These important assets could provide meaningful upside to our annualized revenues and cash flows if fully reactivated.

Another strategic priority for our management team is to continue our disciplined allocation of capital to enhance long-term value for our shareholders. For the past three years, we have prioritized deleveraging our balance sheet and reducing our debt, and we have made significant progress towards this objective. We are pleased that the successful execution of this strategic priority enabled our company to refinance substantially all our debt this previous month. In addition to pushing out our maturities and lowering our average cost of debt, the recent refinancing transactions have given us greater flexibility to explore options to return capital to shareholders. Under our new credit facility covenants, we will be able to retain 25% of excess cash flow until September 2025, and 50% of excess cash flow after that date as long as our leverage remains between 2.5 and less than 3.5 times adjusted EBITDA. This will give us the ability to use our cumulative retained excess cash flow for restricted payments such as dividends or share repurchases, as long as our total leverage remains below 3.5 times adjusted EBITDA.

Under our new senior notes indenture, we will have an initial restricted payments basket of $125 million, which will increase over time by 50% of net income. We believe that these new covenants will provide our board greater flexibility to evaluate options, to return capital to shareholders in conjunction with our company’s overall capital needs.

We will also continue to evaluate future potential asset sales to complement our capital needs, primarily focusing on our idle or underutilized residential reentry centers. Since these assets are typically located in urban areas, can usually be repurposed for alternative uses and generally attract a larger pool of potential interested buyers.

As we continue to execute our strategic priorities and allocate capital towards enhancing long-term value for shareholders, we believe our company will continue to be an attractive value proposition for investors, given the strong and predictable nature of our cash flows. At this time, I’ll turn the call over to Acting CFO, Shayn March.

Shayn P. March

Acting Chief Financial Officer, The GEO Group, Inc.

Thank you, Brian. Good morning, everyone. Today, we reported first quarter 2024 GAAP net income of approximately $23 million and quarterly revenues of approximately $606 million. We also reported first quarter 2024 adjusted EBITDA of approximately $118 million. Quarterly revenues in our Owned and Leased Secure Services segment increased by approximately 7% year-over-year, primarily driven by higher occupancy rate levels at our US Marshals Services and ICE facilities. Revenues in our Managed Only segment increased by approximately 14% during the first quarter of 2024 compared to one year ago. This year-over-year increase in our Managed Only segment was driven by higher revenues in our secure transportation and international segments.

Finally, quarterly revenues in our Non-Residential Services segment increased by approximately 19% year-over-year. These revenue increases were offset by lower quarterly revenue from our Electronic Monitoring and Supervision Services segment, which is the result of lower participant counts under the ISAP contract compared to one year ago.

During the first quarter of 2024, operating expenses increased by approximately 2% as a result of inflationary cost increases, higher occupancy level and the shift in quarterly revenue mix compared to the first quarter of 2023. Our first quarter 2024 results also reflect a year-over-year decrease in net interest expense due to the repayment of debt over the past 12 months, as well as due to higher interest income compared to the first quarter of 2023. Our effective tax rate for the first quarter of 2024 was approximately 26%.

Moving to our guidance for the full year and the second quarter 2024. For the full year 2024, we expect GAAP net income to be in a range of $55 million to $75 million and annual revenues of approximately $2.4 billion and an effective tax rate of approximately 20% inclusive of known discrete items. Our full year 2024 guidance reflects a $86 million pre-tax loss on extinguishment of debt, as a result of our recent refinancing transactions. We expect our full year 2024 adjusted EBITDA to be in the range of $485 million and $515 million. The low end of our adjusted EBITDA guidance range assumes a continuation of the current utilization rates for our ICE detention bed and the current ISAP participant count which is presently below the average participant count we experienced during the first quarter.

The high end of our adjusted EBITDA guidance range assumes that utilization rates for ICE detention beds and the ISAP contract increased during the second half of the year, consistent with seasonal increases in border crossing activity. For the second quarter of 2024, we expect a GAAP net loss in a range of $27 million to $30 million, as a result of the $86 million pre-tax loss on extinguishment of debt during the second quarter. And we expect second quarter 2024 revenues to be in the range of $600 million to $610 million. We expect second quarter 2024 adjusted EBITDA to be in a range of $119 million to $125 million.

Moving to our capital structure. As previously noted, we recently completed the refinancing of substantially all of our debt. On April 18, we closed on a new $760 million senior credit facility comprised of a $450 million term loan bearing interest at SOFR plus 5.25% and $310 million revolving line of credit, which had no borrowings outstanding at closing. In a simultaneous transaction, we also closed our two senior note offerings, a $650 million senior secured note at 8.625%, a $625 million senior unsecured note at 10.25%. The offering of these two notes and a term loan resulted in net proceeds of approximately $1.67 billion.

We used the net proceeds to refinance approximately $1.5 billion of existing debt, including our previous two term loans, the 9.50% and 10.50% senior second-lien secured notes and the 6% senior unsecured notes. Subsequently, on May 6, we also retired approximately $177 million in principal amount of our 6.50% convertible notes in exchange for approximately $177million in cash and approximately 9.8 million shares of GEO common stock. There are now approximately 136 million shares outstanding of GEO common stock. We now have approximately $53 million in outstanding principal amount of our convertible notes due 2026, and we are considering all of our options for addressing these [ph] stub notes (00:20:46).

As a result of these transactions, we have reduced our average cost of debt by approximately 1% on the portions of our debt that were restructured in 2022. This meaningfully improved debt structure, our fixed rate – under this meaningfully improved debt structure, our fixed rate debt represent approximately 75% of our total indebtedness. And we pushed out substantially all of our debt maturities to 2029 and 2031.

Going forward, we expect to continue to focus on further reducing our net debt. And as Brian discussed, we also have greater flexibility to evaluate options to return capital to shareholders under our new debt restrictions. At this time, I will turn the call over to James Black for a review of our GEO Secure Services segment.

James H. Black

Senior Vice President & President-Secure Services, The GEO Group, Inc.

Thank you, Shayn and good morning, everyone. It is my pleasure to review the quarterly milestones for GEO Secure Services. During the first quarter of 2024, our Secure Services Facility successfully underwent a total of 60 audits, including internal audits, government reviews, third-party accreditations, and the Prison Rape Elimination Act or PREA certifications. Five of our Secure Services facilities received accreditation from the American Correctional Association with an average score of 99.8% and one facility received PREA certification. Our GTI Transportation division and our GEOAmey UK joint venture completed approximately 5 million miles driven in the United States and the UK during the first quarter.

Moving to current trends for our government agency partners. At the federal level, populations at our US Marshals detention facilities increased by approximately 5% since the beginning of the year. Our US Marshals facility around the country support the agency as it carries out its mission of providing custodial services for pretrial detainees facing federal criminal proceedings. We believe that our US Marshals facilities provide needed bed space near federal courthouses where there is generally a lack of suitable alternative detention capacity.

Moving to our ICE processing centers. We experienced stable utilization of approximately 13,000 beds throughout the first quarter of 2024. During the first quarter, we estimate that the utilization across all ICE facilities nationwide averaged approximately 38,500 beds. We estimate that the utilization across ICE facilities nationwide is currently at approximately 37,000 beds. The current utilization at our ICE facilities remains at approximately 13,000 beds.

With respect to federal funding, Congress recently enacted an Appropriations Bill for fiscal year 2024, which provides funding for 41,500 ICE detention beds, an increase of 7,500 beds from the previously funded level of 34,000 beds. GEO has a longstanding track record of delivering professional support services on behalf of ICE, at GEO contracted ICE processing centers. And we stand ready to support ICE with any additional needs. We have a total of 10,000 beds at several idle facilities that we believe are well suited to support ICE’s mission. And we have the expertise and resources to provide the needed ancillary services to meet the agency’s need.

GEO contracted ICE processing centers offer around the clock access to quality healthcare services. Our healthcare staff at ICE processing centers, where we provide resident healthcare is generally more than double the number of healthcare staff in a typical state correctional facility. GEO contracted ICE processing centers offer full access to legal counsel and legal library and resources. And we have dedicated space at each ICE center to accommodate meetings with legal counsel.

GEO contracted ICE processing centers provide residents with three daily meals that are culturally sensitive, special diet appropriate, and approved by registered dietitians. We also provide access to faith-based and religious opportunities at each GEO contracted ICE processing center. And we partner with community volunteers as needed to ensure fair representation of various faith and denominations. GEO contracted ICE processing centers also offer access to quality recreational activities. We have made significant investments in enhanced amenities at these centers, including artificial turf, soccer fields, covered pavilions, exercise equipment and multipurpose room. We provide secure transportation services for ICE, primarily at 12 of the GEO contracted ICE processing centers.

Starting in the second half of 2023, our GTI Transportation division also began providing secure air operation support for ICE, are initially under emergency contract. During the first quarter of 2024, we announced that GTI had been awarded a long-term five year contract to continue to provide air operation support services on behalf of ICE as a subcontractor to CSI Aviation, which holds the prime contract. This important contract is expected to generate approximately $25 million in annualized revenues.

At this time, I will turn the call over to Wayne Calabrese for a review of our GEO Care division.

Wayne H. Calabrese

President & Chief Operating Officer, The GEO Group, Inc.

Thank you, James. I’m pleased to provide an overview of the quarterly operational milestones for our GEO Care division. During the first quarter of 2024, we renewed three residential reentry center contracts with the Federal Bureau of Prisons. Additionally, we retained three contracts for our non-residential day reporting centers, and we were awarded one new day reporting center contract. Our residential reentry centers, non-residential day reporting centers, and our ISAP offices successfully underwent a combined total of 77 audits, including internal audits, government reviews, third-party accreditations and Prison Rape Elimination Act or PREA Certifications. Three of our residential reentry centers received accreditation from the American Correctional Association, with an average accreditation score of 100%. And one of our residential reentry centers received PREA Certification.

Our 34 residential reentry centers provide transitional housing and rehabilitation programs for individuals reentering their communities across 14 states, and census levels at these centers remain stable at approximately 5,000 individuals during the first quarter of the year. Our non-residential and day reporting centers provide high quality, community-based services, including cognitive behavioral treatment, for up to approximately 8,500 parolees and probationers at approximately 90 locations across 10 different states.

Moving to our GEO in-prison programs and our Continuum of Care division. During the first quarter of 2024, we delivered enhanced in-custody rehabilitation to an average daily population of approximately 2,600 individuals at 31 in-prison program sites in seven states, and to approximately 21,000 individuals at 13 continuum of care sites in eight states. Our in-custody rehabilitation services include academic programs focused on helping those in our care, attain high school equivalency diplomas. We have made a significant investment to equip all of our classrooms with smart-boards to aid in the delivery of academic instruction at all our facilities.

We have also focused on developing vocational programs that not only lead to certification when completed, but are also based on market job placement needs. Our substance abuse treatment programs are an important piece of our rehabilitation services because many of the individuals in our care suffer from addiction and substance use disorder. Our facilities also provide extensive faith-based and character-based programs. We’ve designated faith-based and character-based housing units or dorms across our facilities to enhance the delivery of these programs.

During the first quarter of the year, we completed approximately 700,000 hours of enhanced in-custody rehabilitation program. Our academic programs awarded more than 600 high school equivalency diplomas, and our vocational courses awarded close to 850 vocational training certificates. Our substance abuse treatment programs awarded more than 1,200 program completions. We achieved over 700 behavioral treatment program completions and more than 4,000 individual cognitive behavioral treatment sessions.

During the first quarter, we also allocated approximately $400,000 toward post-release services. This funding supported more than 600 individuals released from GEO facilities as they made their way back to their communities. Our GEO Continuum of Care integrates enhanced in-custody rehabilitation, including cognitive behavioral treatment with post-release support services that address critical community needs of released individuals. We believe our award-winning program provides a proven model on how the 2-plus million people in the United States Criminal Justice System can be better served in changing their lives.

Finally, turning to our Electronic Monitoring and Supervision Services segment, our BI subsidiary provides a full suite of monitoring and supervision solutions products and technologies on behalf of federal, state, and local agencies across the country. During the first quarter, participant counts under the ISAP contract averaged approximately 188,000 individuals. Since the end of the first quarter, the ISAP participant count has fluctuated between approximately 184,000 and 185,000 individuals.

With respect to federal funding, congress recently approved an Appropriations Bill for the current fiscal year, which funds the federal government through September 30, 2024. That Appropriations Bill enacted by Congress increased funding for alternatives to detention programs, which includes the ISAP contract to approximately $470 million, representing an approximate 7% increase over the previously funded level of approximately $440 million. BI has provided technology solutions, holistic case management, supervision, monitoring and compliance services under the ISAP contract for almost 20 years. Under BI’s tenure, ISAP has received bipartisan support and has achieved high levels of compliance using a variety of new technologies and case management services over that time. The current ISAP contract has a term of five years terminating on July 31, 2025. BI will continue to explore new and innovative technology solutions to support the needs of ICE as we prepare to compete for this important contract.

At this time, I will turn the call back to George for closing remarks.

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Thank you, Wayne. And in closing, our diversified business units have continued to deliver strong financial and operational performance. We are pleased that our steady results and our multi-year strategy to delever our balance sheet, successfully positioned GEO to refinance substantially all of our debt, which is presently approximately $1.8 billion and is expected to decrease to $1.6 billion by the end of the year. Our recent successful refinancing has lowered our average cost of debt and has given us greater flexibility to evaluate options to potentially return capital to shareholders. We believe we have several opportunities for potential upside in our financial performance. We are focused on marketing our current idle facilities and our diversified services to government agencies around the country.

Operationally, we remain committed to achieving operational excellence through the delivery of our services on behalf of our government agency partners. We believe that our company’s strong and predictable cash flows and our improved debt structure continue to present an attractive opportunity for investors. That completes our remarks, and we would be glad to take questions. Operator?

Question And Answer Section

Operator

We will now begin the question-and-answer session. [Operator Instructions] . At this time, we will pause momentarily to assemble our roster. The first question today comes from Joe Gomes with Noble Capital. Please go ahead.

Joe Gomes

Analyst, Noble Capital Markets, Inc.

Good morning. Congrats on the quarter.

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Thank you.

Joe Gomes

Analyst, Noble Capital Markets, Inc.

So, I just wanted to get a little clarification here, maybe. Are you guys saying that you’re thinking that ICE currently is about 37,000? Just looking at some of the numbers that ICE puts out, it looks like the beds are more, and they’re saying are 34,000 or 35,000. And I’m just wondering, am I missing something or you guys have some information that gives a more recent update versus some of the dated ICE data?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

To our understanding, there’s been a significant ramp up in the census of those –in detention facilities. I think the first half of the fiscal year, which just ended last month, there was an intent for budgetary reasons to keep the bed count at a lower level in line with the original budget. And now that the recent refunding of the agency at a higher level of 41,500 beds, is allowing them to now step up their count in their ICE facilities around the country.

Joe Gomes

Analyst, Noble Capital Markets, Inc.

Okay. Thanks for that. And then on the Marshals, you got a nice increase in the number of people in Marshals. I was wondering, what is driving that? Is that a reflection of the courts getting back to a more normal operating environment or some of these, we’ve seen in the past, locals, localities are refusing to hold on to some of the detainees these days. Just trying to figure out what’s driving the increase in the Marshals populations?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

It’s probably a combination of both of those things. The reluctance of local governments to be dealing with providing extra beds to federal agencies versus having a need for those beds themselves or for political purposes of not wanting to participate in such a federal program, but also the need to expand their – the number of beds as they did have a decrease in bed capacity under this administration, at the outset of the administration here.

Joe Gomes

Analyst, Noble Capital Markets, Inc.

Okay. Pardon me. And you guys kind of mentioned it from the bigger, the 10,000 foot level, but I don’t know if there’s any more detail you can provide about kind of some of the new business opportunities, especially on the state and local level, that you’re kind of pursuing it at this point?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

We really don’t discuss any marketing opportunities unless there are public procurements that, we obviously would have a responsibility to react to. But at this time, there are no public procurements that we can comment on.

Joe Gomes

Analyst, Noble Capital Markets, Inc.

Okay. Just generally, I guess then are, are you seeing more opportunities on a state and local level than you had historically or is that more flat there or maybe if you could just characterize it that way?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

It’s somewhat flat with some of our clients, but we’re seeing other clients asking for beds at a smaller scale than we would prefer. And, we haven’t jumped at those opportunities because, we, our facilities are generally large. I would say 1,000 beds and above. And it’s – we are keeping those facilities in reserve for larger governmental users.

Joe Gomes

Analyst, Noble Capital Markets, Inc.

Okay. And then one more for me and I’ll jump back in line. This is kind of more hypothetical, George. But as we all know, when the current administration came in and they ended basically the contracts with the BOP. If there was a change in administration and they were more favorable to contracts with the BOP, looking at the BOP populations they’ve risen about by about 10,000 people since three years ago. Do you think, again, this is hypothetical, that the BOP would still look upon favorably if they needed space of coming to you or given what’s happened in the past couple of years, do you think they would be more reluctant to reestablish contracts with firms like the privates [indiscernible] (00:41:42) sector?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Well, using past experience as a guide in, under the previous administration, there was a reversal of the prohibition in using the private sectors for BOP contracting. So, we would think that’s a distinct possibility that the BOP facilities would once again be contracted to private sector entities like ourselves. And there was a similar impact under this administration regarding some Marshals’ facilities that were direct contracts that were discontinued. I would think there would be a similar attitude if there is a new administration that would very possibly have a desire to reestablish those contracts with the Marshal services as well as the BOP.

Joe Gomes

Analyst, Noble Capital Markets, Inc.

Thanks for that. I appreciate the answers to my questions. I’ll get back in queue.

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Thank you.

Operator

The next question comes from Brian Violino with Wedbush Securities. Please go ahead.

Brian Violino

Analyst, Wedbush Securities, Inc.

Great. Good morning. Thanks for taking my questions. Just to start on the guide, it sounds like the high-end is assuming we’ll see some uptick in second half occupancy levels in the detention segment. I guess, could you clarify if that assumes that we’re going to be – going up to the 41,500 bed count that was approved in the budget or just sort of a general increase [indiscernible] (00:43:21)?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

As we said, it’s hard to predict exactly where they’re going to – the budget allocation projects the ability to go to 41,000. But I would think that would occur on a progressive incremental basis, step –on a step-by-step basis. So, we’ve seen a change in the last few weeks going from 34,000 to approximately 37,000. So, we expect a continuation, but where it ends, we don’t know.

Brian Violino

Analyst, Wedbush Securities, Inc.

Okay. Thanks. And then appreciate all the details on the indentures and the credit agreements for the bonds. Just curious if you could give us a bit more thoughts in terms of timing as it relates to capital returns. Would you potentially want to wait until the cash flow sweep steps down later next year or if your leverage gets lower into your target range, could you think about repurchases earlier than that?

Brian Robert Evans

Chief Executive Officer, The GEO Group, Inc.

I think at a minimum, we have to wait until the leverage steps down towards the middle of next year. So, we’re locked in on the 75% [ph] ECF (00:44:45) through that point, and then it could step down based on leverage and we can access the – those covenants at that point in time.

Brian Violino

Analyst, Wedbush Securities, Inc.

Okay. Thanks. And then just one more for me, it looked like the NOI margins in the Monitoring segment were a bit lower sequentially and year-over-year. Anything to note there, one time or seasonal, and if not, do we would expect those margins to improve over the course of the year or otherwise?

Brian Robert Evans

Chief Executive Officer, The GEO Group, Inc.

The margins in that segment are obviously being impacted as we’ve discussed on the call by the change in the utilization of the ISAP contract predominantly. So, if that was discussed earlier, if the guidance – if the numbers move up later in the year in ISAP similar to may occur with the ICE detention beds, then we should see some nominal improvement in those margins.

Brian Violino

Analyst, Wedbush Securities, Inc.

Got it. Thanks for answering my questions.

Operator

The next question comes from Brendan McCarthy with Sidoti. Please go ahead.

Brendan McCarthy

Analyst, Sidoti & Co. LLC

Hey, good morning. Thanks for taking my questions. I just want to start off looking at the idle facilities. It looks like there was an increase in the secure idle facility bed count by roughly 900 beds. I think it was driven by a reclassification of the, or related to the Delaney Hall asset. Can you just discuss what drove that increase?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

It was a 1,000 bed facility that was previously reentry facility. And we are looking at that facility for marketing in the near future.

Brendan McCarthy

Analyst, Sidoti & Co. LLC

Got it. Okay. And then just kind of wanted to touch on the guidance. It looked like the assumption for shares outstanding increased, I think it was like 137,000 from about 126,000 from the initial guidance. Obviously, that assumed, sorry, go ahead.

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Millions, million, yeah.

Brendan McCarthy

Analyst, Sidoti & Co. LLC

Right, right, yeah.

Brian Robert Evans

Chief Executive Officer, The GEO Group, Inc.

126 million to 137 million, approximately.

Brendan McCarthy

Analyst, Sidoti & Co. LLC

Right. Yeah, sorry about that. So obviously, I assume that does not include any share repurchase activity, but driving that increase is likely related to the exchangeable notes. Is that correct?

Brian Robert Evans

Chief Executive Officer, The GEO Group, Inc.

Yes.

Brendan McCarthy

Analyst, Sidoti & Co. LLC

Yeah. Got it. Okay. One last question for me, do you have any comment on potential executive action from the Biden administration that’s just been making headlines in recent days as it relates to the border?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

I’m unclear as to what your question is.

Brian Robert Evans

Chief Executive Officer, The GEO Group, Inc.

The policies. Executive action policy that change the border. I’ve heard that he’s thinking about changing some policy vote. I’m unclear as to what policy they’re talking about.

Brendan McCarthy

Analyst, Sidoti & Co. LLC

Got it. Understood. That’s all for me. Thanks.

Operator

The next question comes from Greg Gibas with Northland Securities. Please go ahead.

Greg Gibas

Analyst, Northland Securities, Inc.

Hey. Good morning, guys. Thanks for taking the questions. This is with respect to Q2 guidance. Where do you expect that uplift in EBITDA to be driven by given, the expectation for roughly flat revenue?

Shayn P. March

Acting Chief Financial Officer, The GEO Group, Inc.

Yeah. That’s going to be primarily caused by the cost of payroll tax that we have in the first quarter, which is typical for our business. And then in the second quarter, you don’t necessarily see a repeat of that expense. That’s roughly $5 million or $6 million of added payroll expense in the first quarter relative to the second.

Greg Gibas

Analyst, Northland Securities, Inc.

Okay. Makes sense. And as it relates to maybe just more general cost structure dynamics, could you address just any favorable or unfavorable trends that you’re seeing on, any whether or like the, payroll, obviously, there is some seasonality like you just said, but any trends you’re seeing on those line items?

Brian Robert Evans

Chief Executive Officer, The GEO Group, Inc.

No. No, I don’t think so. You know, over the last several years, we had to give some fairly significant adjustments at certain contracts, which we were able to negotiate with our clients, revenue increases to offset that. So, I think that’s slowed down. There’s still pressure in the labor markets. But it’s more steady than it was. We did see previously also impacts to food and utilities, but I think those have also stabilized some more recently. So, not seeing any real significant pressures in those major cost categories other than, what’s normal in the market.

Greg Gibas

Analyst, Northland Securities, Inc.

Sure. Okay. And, more high level, why do you –I know it’s been just kind of slight declines here. But why is the ISAP populations, what do you attribute that to in terms of why they’ve kind of continued to decline sequentially?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Well, part of it was certainly the budget deficits that were being experienced within ICE. It’s my understanding that they had an overall budget deficit of approximately $700 million. So, they had to cut back in certain areas, which included detention capacity, as well as ISAP.

Greg Gibas

Analyst, Northland Securities, Inc.

Okay. Got it. And I guess last one for me just as it relates to full year guidance. Are there any contract renewals this year or other factors that could kind of swing it one way or another? Or is it mostly just kind of fluctuations in those [indiscernible] (00:51:13) ICE populations?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

With regard to our Adelanto facility in California, it – I believe that the current performance period is now extended to...

Brian Robert Evans

Chief Executive Officer, The GEO Group, Inc.

June 19.

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

June 19. And we’ve been in discussions, and have made a request to extend that period for the balance of the year, if possible. If not, through at least September 30. And we’re awaiting a response to that.

Greg Gibas

Analyst, Northland Securities, Inc.

Okay, okay.

Brian Robert Evans

Chief Executive Officer, The GEO Group, Inc.

And we would [ph] just expect (00:52:01) for the balance of the year that will continue. So, if for some reason it didn’t, then that could have a downward impact.

Greg Gibas

Analyst, Northland Securities, Inc.

Okay. And we would expect maybe more of an update closer to that June timeframe on that?

Brian Robert Evans

Chief Executive Officer, The GEO Group, Inc.

If something changes otherwise, we’ll update in the next earnings call.

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Well, we would expect the answer within next few weeks, actually.

Greg Gibas

Analyst, Northland Securities, Inc.

Okay. Got it. Thanks guys.

Operator

The next question comes from Kirk Ludtke with Imperial Capital. Please go ahead.

Kirk Ludtke

Analyst, Imperial Capital LLC

Hello, everyone. Thank you for the call. Congratulations on the refi. You mentioned the ISAP contract expires in May of next year. What is – what’s the typical process for renewing that? And then also, have there been any developments with respect to that request for information that, there implied a pretty significant increase in alternatives to detention?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Our procurement process has not been yet announced for the rebid of that contract. And the lead time for a procurement process in that kind of contract was just large scale, large volume, is several months, probably six, nine, 12 months, lead time is necessary to reprocure such a contract. So, we’re not aware that any announcement to that effect has yet occurred, leading to the possible – possibility that the current term could be extended for some period of time.

And Kirk, just to correct you there, the expiration date on the existing contract without any renewals, as George was talking about are short-term extensions would be July 31 of next year, not May 31.

Kirk Ludtke

Analyst, Imperial Capital LLC

July 31. Okay. Thank you. So, the lead time is – so we’re not quite to that 12- month kind of lead time. But you might start seeing something, seeing some developments there July of this year.

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Possibly.

Kirk Ludtke

Analyst, Imperial Capital LLC

Yeah. Okay. And the request for information from a while ago, that was, kind of implied a pretty significant increase in alternatives to detention more broadly. Has there been any developments on that front?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Well, there was additional funding, but, part of that funding was used to offset the deficit that was in that program, as well as other programs. As you may recall, I said moments ago that the agency as a whole had apparently a deficit of approximately $700 million. So, the different programs from detention facilities to ISAP programs to other programs were running hotter at the beginning of the fiscal year, and that had to be made up with this new funding that was made available just to offset the deficit before they could achieve higher levels. And I think in both areas of detention and ISAP, we will very possibly see higher levels, but it’s only been recently that they were reduced to lower levels to offset the deficits.

Wayne H. Calabrese

President & Chief Operating Officer, The GEO Group, Inc.

So, yeah, this is Wayne. As far as that alternate RFI approach, it seems to have gone fairly dormant, we really haven’t heard much more about that.

Kirk Ludtke

Analyst, Imperial Capital LLC

Okay, great. Thank you. And you mentioned that you’ve got the 10,000 idle beds. Are those all –would those all be appropriate for ICE detainees?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Yes. With some revisions to provide office space for ICE staff, which is not normally a requirement to any great extent for BOP contracts or Marshals contracts. The difference in the ICE facilities is you have more onsite ICE personnel and you also probably need some courtrooms and other ancillary things.

Kirk Ludtke

Analyst, Imperial Capital LLC

Got it. I appreciate it. Thank you very much.

Operator

This concludes our question-and-answer session. I would like to turn the conference back over to George Zoley for any closing remarks.

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Great. Thank you very much. We look forward to addressing you at the next conference call.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.